EXHIBIT 99.1
For details contact:
Larry Thede
Phone (720)283-2450
E-mail: ir@udrt.com
www.udrt.com
PRESS RELEASE
For Immediate Release
UNITED DOMINION REALTY TRUST APPOINTS
THOMAS C. WAJNERT TO BOARD OF DIRECTORS
RICHMOND, VA. (February 15, 2006) United Dominion Realty Trust, Inc. (NYSE: UDR) today announced the appointment of Thomas C. Wajnert to the Company’s Board of Directors.
“I am delighted to welcome Tom to our board,” stated Robert C. Larson, Chairman of the Board. “He is a widely respected and deeply experienced business leader and will add great insight and expertise to our Board deliberations.”
Mr. Wajnert currently serves as Managing Director of Fairview Advisors, LLC., a middle market merchant bank he founded in 2002. Prior to this, Mr. Wajnert acted as a consultant and led several private equity sponsored firms. Previously, Mr. Wajnert founded AT&T Capital Corporation and served as Chairman and Chief Executive Officer from 1985 to 1997.
“I am very pleased to have the opportunity to join the United Dominion Realty Trust Board,” said Mr. Wajnert. “The Company has an enviable track record of delivering exceptional returns to shareholders and a strategy which positions them for a successful future.”
Mr. Wajnert also serves on the board of directors of Reynolds American, Inc, JLG Industries, Inc. and NYFIX, Inc.
About United Dominion Realty Trust, Inc.
United Dominion is the fourth largest apartment REIT, owning and operating apartment communities nationwide. The Company has raised the dividend each of the last 29 years. United Dominion is included in the S&P MidCap 400 Index. At December 31, 2005, the Company owned 74,875 apartment homes and had 1,335 homes under development. Additional information about United Dominion may be found on its Web site at www.udrt.com.